CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$361,000	$14.19

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $356,575.65 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $14.19 offset against the registration fee due for this offering and of which $356,561.46 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 1172 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 88-I dated July 19, 2007	Registration Statement No. 333-130051 Dated April 10, 2008 Rule 424(b)(2)

Structured Investments	JPMorgan Chase & Co.
$361,000
16.90% (equivalent to 33.80% per annum) Reverse Exchangeable Notes due October 14, 2008 Linked to the Least Performing Common Stock in the Dow 10 IndexSM*
* not including the common stock of JPMorgan Chase & Co.

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the common stocks included in the Dow 10 IndexSM*, other than the common stock of JPMorgan Chase & Co. or than the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stocks, be willing to accept the risks of owning equities in general and the common stock of the least performing issuer in the Dow 10 IndexSM*, in particular, and be willing to lose some or all of their principal.
  The notes will pay 16.90% (equivalent to 33.80% per annum) interest during the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of any Reference Stock has declined from its Initial Share Price by more than its Protection Amount during the Monitoring Period, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 14, 2008†.
  Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Least Performing Reference Stock, in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stocks:

The common stocks included in the Dow 10 IndexSM, as of the Pricing Date, other than the common stock of JPMorgan Chase & Co., as reflected in “The Reference Stocks” below (each such common stock, a “Reference Stock,” and together, the “Reference Stocks”). Upon the occurrence of certain corporate events with respect to the issuers of the Reference Stocks, the Reference Stocks may change during the term of the notes. See “General Terms of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 88-I for further information about changes to the Reference Stocks.

Interest Rate:	16.90% (equivalent to 33.80% per annum) during the term of the notes, paid monthly and calculated on a 30/360 basis.
Protection Amount:

For each Reference Stock, an amount that represents 40% of the applicable Initial Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Initial Share Prices, Protection Amounts and Physical Delivery Amounts” below for the Protection Amount for each Reference Stock.

Maturity Date:	October 14, 2008††
Pricing Date:	April 10, 2008
Settlement Date:	On or about April 14, 2008
Observation Date:	October 8, 2008††
CUSIP:	48123MC42
Interest Payment Date:

Interest on the notes will be payable monthly in arrears on the 14th calendar day of each month (each such date, an “Interest Payment Date”), commencing May 14, 2008, to and including the Interest Payment Date corresponding to the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless (a) a Trigger Event has occurred and (b) the Cash Value of the Physical Delivery Amount for the Least Performing Reference Stock is less than $1,000, in which case in lieu of $1,000 in cash you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) for the Least Performing Reference Stock. The market value of the shares of the Least Performing Reference Stock delivered to you as the Physical Delivery Amount or the Cash Value thereof will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.

Trigger Event:

A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of any Reference Stock has declined, as compared to that particular Reference Stock’s Initial Share Price, by more than that Reference Stock’s Protection Amount.

Least Performing Reference Stock:

The Reference Stock with either (i) the greatest percentage decrease between its Initial Share Price and its Final Share Price, as compared to the percentage decreases or increases between the respective Initial Share Prices and Final Share Prices of the other Reference Stocks, or, (ii) if the Final Share Price of each of the Reference Stocks has appreciated in value as compared to its respective Initial Share Price, the lowest percentage increase between such Reference Stock’s Initial Share Price and its Final Share Price, as compared to the percentage increases between the respective Initial Share Prices and Final Share Prices of the other Reference Stocks. The determination of the single Least Performing Reference Stock may be affected by the occurrence of certain corporate events affecting such Reference Stock. See “General Terms of Notes — Anti-dilution Adjustments.”

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Initial Share Prices, Protection Amounts and Physical Delivery Amounts” below for the Physical Delivery Amount for each Reference Stock.

Initial Share Price:

For each Reference Stock, the closing price of the Reference Stock on the Pricing Date. Please see “The Reference Stocks — Initial Share Prices, Protection Amounts and Physical Delivery Amounts” below for the Initial Share Price for each Reference Stock. The Initial Share Price is subject to adjustments and any Reference Stock issuer may be changed in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 88-I for further information about these adjustments.

Final Share Price:	For each Reference Stock, the closing price of such Reference Stock on the Observation Date.
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 88-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 88-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$1,000	$65	$935

Total	$361,000	$23,465	$337,535

(1)	J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $65.00 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $25.00 per $1,000 principal amount note. The concessions of $25.00 include concessions allowed to selling dealers and concessions allowed to an arranging dealer. See “Underwriting” beginning on page PS-30 of the accompanying product supplement no. 88-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

April 10, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 88-I dated July 19, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated March 20, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 88-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 88-I dated July 19, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207002959/e27931_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 16.90% (equivalent to 33.80% per annum) interest during the term of the notes, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 16.90% (equivalent to 33.80% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 14th calendar day of each month (each such date, an “Interest Payment Date”), commencing May 14, 2008, to and including the Interest Payment Date corresponding to the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the Final Share Price of each Reference Stock has appreciated, as compared to its respective Initial Share Price. However, if a Trigger Event has occurred, you could lose the entire principal amount of your notes.
  REFERENCE STOCKS — The Reference Stocks are the component stocks of the Dow 10 IndexSM, which we refer to as the Index, as of the Pricing Date, excluding the common stock of JPMorgan Chase & Co. The Reference Stocks will not be modified for changes in the composition of the Index during the term of the notes, but may be modified in the case of certain corporate events. See “General Terms of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 88-I for further information about selecting a successor Reference Stock.
  YOUR RETURN AT MATURITY MAY BE BASED ON A REFERENCE STOCK THAT DID NOT EXPERIENCE A DECLINE IN EXCESS OF ITS PROTECTION AMOUNT DURING THE MONITORING PERIOD — Your return at maturity may not necessarily be based on a Reference Stock that declines by more than its Protection Amount during the Monitoring Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price increase on the Observation Date such that its Final Share Price exceeds its Initial Share Price, your return on the notes will probably not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of one or more of the remaining eight (8) Reference Stocks declines from its respective Initial Share Price, your return on the notes will be based on the Least Performing Reference Stock, which Reference Stock will be different than the Reference Stock that initially declined by more than its Protection Amount. Accordingly, you could lose a portion of your principal amount even if the Least Performing Reference Stock never, at any time during the Monitoring Period, declined by more than its Protection Amount.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 88-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes. We intend to treat approximately 7.72% of each coupon payment as interest on the Deposit and the remainder as Put Premium. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-1

addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 88-I dated July 19, 2007.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the closing price of any Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Least Performing Reference Stock or the Cash Value thereof will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the Reference Stocks may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event with respect to one such Reference Stock. Accordingly, you could lose up to the entire principal amount of your notes.
  YOUR PROTECTION AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of any Reference Stock declines below its Initial Share Price minus its Protection Amount, you will be fully exposed to any depreciation in the Least Performing Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, if the Cash Value of the Physical Delivery Amount for the Least Performing Reference Stock is less than $1,000, you will receive at maturity for each $1,000 principal amount note a predetermined number of shares of Least Performing Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% decline in the Final Share Price of the Least Performing Reference Stock compared to the Initial Share Price of the Least Performing Reference Stock. You will be subject to this potential loss of principal even if the prices of the Reference Stocks subsequently recover such that the Final Share Price of each Reference Stock is greater than its respective Initial Share Price minus its respective Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY REFERENCE STOCK — Unless (i) the Final Share Price of any Reference Stock is less than its Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of any Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid interest, regardless of any appreciation in the value of any Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in one or more of the Reference Stocks during the term of the notes.
  YOU ARE EXPOSED TO THE CLOSING PRICE RISK OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Rather, you will receive set interest payments at a rate of 16.90% (equivalent to 33.80% per annum) during the term of the notes and your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. Poor performance by any one of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any of the other Reference Stocks. The performance of the individual Reference Stocks, and your payment at maturity, should not be expected to match the performance of the Dow 10 IndexSM.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-2
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — If a Trigger Event occurs, you will lose some or all of your investment in the notes if the Final Share Price of any Reference Stock closes at a level below its Initial Share Price. This will be true even if (i) the Final Share Price of each of the other eight (8) Reference Stocks has appreciated in value compared to its respective Initial Share Price and/or (ii) the sole Reference Stock with a Final Share Price that declined compared to its Initial Share Price was not the same Reference Stock which declined by more than its Protection Amount during the Monitoring Period.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of a Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 88-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  THE REFERENCE STOCKS MAY CHANGE FOLLOWING CERTAIN CORPORATE EVENTS — Following certain corporate events relating to an issuer of a Reference Stock, such as a takeover or a going private transaction, the calculation agent will have the option to replace such Reference Stock with the common stock of a company selected from among the common stocks of those U.S. companies with the three largest market capitalization with the same Standard Industrial Classification Code as the issuer of that Reference Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a successor Reference Stock under “General Terms of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 88-I.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Reference Stocks or the Reference Stocks, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to one or more of the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of a note, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 88-I.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-3

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices for the Least Performing Reference Stock and assuming that the closing price of each Reference Stock did not decline, as compared to its respective Initial Share Price, by more than its respective Protection Amount on any day from the Pricing Date to and including the Observation Date, except as indicated in the column titled “Hypothetical lowest closing price of the common stock of Citigroup Inc. during the Monitoring Period.” The following table assumes that the Least Performing Reference Stock will be the common stock of Citigroup Inc. and that the common stock of Citigroup Inc. will be the least performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for the purposes of calculating your actual payment at maturity. In addition, you may receive shares of a Reference Stock at maturity that never experiences a decline from its Initial Share Price in excess of the Protection Amount during the Monitoring Period. The numbers appearing in the following table and examples have been rounded for ease of analysis. For more information see “Selected Purchase Considerations — Your Return at Maturity May Be Based on a Reference Stock That Did Not Experience a Decline in Excess of Its Protection Amount During the Monitoring Period.”

For this table of hypothetical payments at maturity, we have also assumed the following:

Initial Share Price $23.50	Protection Amount: $9.40
Interest Rate: 16.90% (equivalent to 33.80% per annum)

Hypothetical lowest closing price of the common stock of Citigroup Inc. during the Monitoring Period	Hypothetical Final Share Price of the Least Performing Reference Stock (Citigroup Inc.)	Payment at Maturity	Total Value of Payment Received at Maturity**

$23.50	$47.00	$1,000.00	$1,000.00

$11.75	$24.68	$1,000.00	$1,000.00

$23.50	$23.50	$1,000.00	$1,000.00

$14.10	$14.10	$1,000.00	$1,000.00

$11.75	$22.33	42 shares of Citigroup Inc. common stock or the Cash Value thereof	$950.21

$11.75	$11.75	42 shares of Citigroup Inc. common stock or the Cash Value thereof	$500.00

$5.88	$5.88	42 shares of Citigroup Inc. common stock or the Cash Value thereof	$250.21

$0.00	$0.00	42 shares of Citigroup Inc. common stock or the Cash Value thereof	$0.00

**	Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Least Performing Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, none of the Reference Stocks close at a price which reflects a decline of more than their respective Protection Amounts. Because Citigroup is the Least Performing Reference Stock and because its Final Share Price of $47.00 exceeds its Initial Share Price of $23.50, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, Citigroup was the first Reference Stock to close at a level below its Initial Share Price minus the Protection Amount. On the Observation Date, Citigroup, still the Least Performing Reference Stock, recovers to a Final Share Price of $24.68. Because the Final Share Price of the Least Performing Reference Stock is above its Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity even though a Trigger Event occurred.

Example 3: During the Monitoring Period, Citigroup was the first Reference Stock to close at a level below its Initial Share Price minus the Protection Amount. On the Observation Date, Citigroup, still the Least Performing Reference Stock, recovers to a Final Share Price of $22.33. Because at least one of the Reference Stocks had a closing price that had declined from its Initial Share Price by more than its Protection Amount during the Monitoring Period, and because the Final Share Price of the Least Performing Reference Stock is less than its Initial Share Price, you will receive the Physical Delivery Amount of the Least Performing Reference Stock, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Least Performing Reference Stock is $22.33, the total value of your final payment at maturity, whether in cash or shares of the Least Performing Reference Stock, is $950.21.

Example 4: During the Monitoring Period, Citigroup was the first Reference Stock to close at a level below its Initial Share Price minus the Protection Amount. On the Observation Date, Citigroup, still the Least Performing Reference Stock, declines further to a Final Share Price of $5.88. Because at least one of the Reference Stocks had a closing price that had declined from its Initial Share Price by more than its Protection Amount during the Monitoring Period, and because the Final Share Price of the Least Performing Reference Stock is less than its Initial Share Price, you will receive the Physical Delivery Amount of the Least Performing Reference Stock, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Least Performing Reference Stock is $5.88, the total value of your final payment at maturity, whether in cash or shares of the Least Performing Reference Stock, is $250.21.

Regardless of the performance of the Least Performing Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of $169.00 over the term of the notes. The actual number of shares of each Reference Stock or the Cash Value thereof you may receive at maturity and the actual Protection Amount of each Reference Stock may be more or less than the amounts displayed in the hypothetical examples and the chart above and will depend in part on the closing price of each Reference Stock on the Pricing Date.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-4

 The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-15 of the accompanying product supplement no. 88-I for more information.

Initial Share Prices, Protection Amounts and Physical Delivery Amounts

The Reference Stocks are the component stocks of the Dow 10 IndexSM as of the Pricing Date, excluding the common stock of JPMorgan Chase & Co. The table below sets forth the nine (9) issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed.

The Reference Stocks will not be modified for changes in the composition of the Dow 10 IndexSM during the term of the notes, but may be modified in the case of certain corporate events. See “General Terms of Notes — Anti-dilution Adjustments.”

The table below indicates the Initial Share Price, Protection Amount and Physical Delivery Amount for each Reference Stock, in each case subject to adjustments.

Ticker Symbol	Issuer	Exchange	Initial Share Price	Protection Amount	Physical Delivery Amount

C	Citigroup Inc.	NYSE	$23.71	$9.484	42.1763
DD	E. I. du Pont de Nemours and Company	NYSE	$49.64	$19.856	20.1450
GE	General Electric Company	NYSE	$36.75	$14.700	27.2109
GM	General Motors Corporation	NYSE	$20.17	$8.068	49.5786
HD	The Home Depot, Inc.	NYSE	$28.38	$11.352	35.2361
MRK	Merck & Co., Inc.	NYSE	$41.71	$16.684	23.9751
PFE	Pfizer Inc.	NYSE	$20.92	$8.368	47.8011
T	AT&T Inc.	NYSE	$38.20	$15.280	26.1780
VZ	Verizon Communications Inc.	NYSE	$35.83	$14.332	27.9096

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-5

Historical Information of the Reference Stocks

The graphs contained in this pricing supplement set forth the historical performance of each Reference Stock based on the weekly closing price (in U.S. dollars) of that Reference Stock from January 3, 2003 through April 4, 2008. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of each Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Citigroup Inc. (“Citigroup”)

According to its publicly available filings with the SEC, Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. The common stock of Citigroup is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Citigroup in the accompanying product supplement no. 88-I. Citigroup’s SEC file number is 001-09924.

Historical Information of the Common Stock of Citigroup

The following graph sets forth the historical performance of the common stock of Citigroup based on the weekly closing price (in U.S. dollars) of the common stock of Citigroup from January 3, 2003 through April 4, 2008. The closing price of the common stock of Citigroup on April 10, 2008 was $23.71.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-6

E.I. du Pont de Nemours and Company (“DuPont”)

According to its publicly available filings with the SEC, DuPont is a world leader in science and technology in a range of disciplines, including biotechnology, electronics, materials science, safety and security and synthetic fibers. The common stock of DuPont is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of DuPont in the accompanying product supplement no. 88-I. DuPont’s SEC file number is 001-00815.

Historical Information of the Common Stock of DuPont

The following graph sets forth the historical performance of the common stock of DuPont based on the weekly closing price (in U.S. dollars) of the common stock of DuPont from January 3, 2003 through April 4, 2008. The closing price of the common stock of DuPont on April 10, 2008 was $49.64.

General Electric Company (“GE”)

According to its publicly available filings with the SEC, GE is one of the largest diversified technology, media and financial services companies in the world. The common stock of GE is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of GE in the accompanying product supplement no. 88-I. GE’s SEC file number is 001-00035.

Historical Information of the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price (in U.S. dollars) of the common stock of GE from January 3, 2003 through April 4, 2008. The closing price of the common stock of GE on April 10, 2008 was $36.75.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-7

General Motors Corporation (“GM”)

According to its publicly available filings with the SEC, GM is primarily engaged in the worldwide development, production and marketing of cars, trucks and parts. Also, GM’s finance and insurance operations are primarily conducted through GMAC LLC, in which GM owns a 49% interest. The common stock of GM is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of GM in the accompanying product supplement no. 88-I. GM’s SEC file number is 001-00043.

Historical Information of the Common Stock of GM

The following graph sets forth the historical performance of the common stock of GM based on the weekly closing price (in U.S. dollars) of the common stock of GM from January 3, 2003 through April 4, 2008. The closing price of the common stock of GM on April 10, 2008 was $20.17.

The Home Depot, Inc. (“Home Depot”)

According to its publicly available filings with the SEC, Home Depot is a home improvement retailer that sells a wide variety of building materials and home improvement, lawn and garden products and provides a number of related services. The common stock of Home Depot is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Home Depot in the accompanying product supplement no. 88-I. Home Depot’s SEC file number is 001-08207.

Historical Information of the Common Stock of Home Depot

The following graph sets forth the historical performance of the common stock of Home Depot based on the weekly closing price (in U.S. dollars) of the common stock of Home Depot from January 3, 2003 through April 4, 2008. The closing price of the common stock of Home Depot on April 10, 2008 was $28.38.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-8

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. The common stock of Merck is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Merck in the accompanying product supplement no. 37-V. Merck’s SEC file number is 001-03305.

Historical Information of the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of the common stock of Merck from January 3, 2003 through April 4, 2008. The closing price of the common stock of Merck on April 10, 2008 was $41.71.

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals. The common stock of Pfizer is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pfizer in the accompanying product supplement no. 88-I. Pfizer’s SEC file number is 001-03619.

Historical Information of the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly closing price (in U.S. dollars) of the common stock of Pfizer from January 3, 2003 through April 4, 2008. The closing price of the common stock of Pfizer on April 10, 2008 was $20.92.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-9

AT&T Inc. (“AT&T”)

According to its publicly available filings with the SEC, AT&T is a leading provider of telecommunications services in the United States and the world. The common shares of AT&T are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AT&T in the accompanying product supplement no. 88-I. AT&T’s SEC file number is 001-08610.

Historical Information of the Common Stock of AT&T

The following graph sets forth the historical performance of the common shares of AT&T based on the weekly closing price (in U.S. dollars) of the common shares of AT&T from January 3, 2003 through April 4, 2008. The closing price of the common shares of AT&T on April 10, 2008 was $38.20.

Verizon Communications Inc. (“Verizon”)

According to its publicly available filings with the SEC, Verizon is one of the world’s leading providers of communications services. The common stock of Verizon is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Verizon in the accompanying product supplement no. 88-I. Verizon’s SEC file number is 001-08606.

Historical Information of the Common Stock of Verizon

The following graph sets forth the historical performance of the common stock of Verizon based on the weekly closing price (in U.S. dollars) of the common stock of Verizon from January 3, 2003 through April 4, 2008. The closing price of the common stock of Verizon on April 10, 2008 was $35.83.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Least Performing Common Stock in the Dow 10 IndexSM* * not including the common stock of JPMorgan Chase & Co.	PS-10